Filed pursuant to Rule 424(b)(3)
Registration No. 333-260447
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated May 12, 2022)

BENSON HILL, INC.

Primary Offering of
10,062,500 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
89,628,274 Shares of Common Stock

This prospectus supplement supplements the prospectus dated May 12, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 1 to Form S-1 (No. 333-260447, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on November 3, 2021) filed with the SEC on May 5, 2022 and declared effective by the SEC on May 10, 2022. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on June 13, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) of up to 89,628,274 shares of our common stock, par value $0.0001 per share (the “Common Stock”), including (a) 8,066,000 shares of Common Stock held by Star Peak Sponsor II LLC (the “Sponsor”) and certain of its transferees and (b) 1,996,500 shares of Common Stock held by the Sponsor and certain of its transferees subject to substantially the same terms and restrictions applicable to the Earn Out Shares (as defined in the Prospectus) but which are not held in escrow. The Prospectus and this prospectus supplement also relate to the issuance by us of up to 10,062,500 shares of Common Stock that are issuable upon exercise of 10,062,500 warrants issued in connection with the initial public offering of Star Peak Corp II (the “Public Warrants”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “BHIL” and “BHIL WS,” respectively. On June 10, 2022, the closing price of our Common Stock was $2.89, and the closing price of our Public Warrants was $0.34.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements as a result.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 12 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    June 13, 2022
BENSON HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39835	85-3374823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 North Warson Rd.
St. Louis, Missouri 63132
(Address of principal executive offices)
(314) 222-8218
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001 par value	BHIL	The New York Stock Exchange
Warrants exercisable for one share of common stock at an exercise price of $11.50	BHIL WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Benson Hill, Inc. (the “Company”) held its Annual Meeting of Stockholders on June 13, 2022 (the “Annual Meeting”). At the Annual Meeting, stockholders voted on the following proposal and cast their votes as described below.

Proposal No. 1    Election of Directors.

The stockholders elected all of the director nominees to the Company's Board of Directors, to serve until the Company's next annual meeting of stockholders or until their respective successors are duly elected and qualified.

Nominees	For	Against	Abstain	Broker Non-Votes
DeAnn Brunts	102,851,756	145,762	7,436	34,390,663
Matthew B. Crisp	102,859,908	140,769	4,277	34,390,663
J. Stephan Dolezalek	102,856,032	139,582	9,340	34,390,663
Adrienne Elsner	102,700,416	295,219	9,319	34,390,663
Daniel Jacobi	102,846,447	149,167	9,340	34,390,663
David J. Lee	102,859,500	137,977	7,477	34,390,663
Molly Montgomery	102,852,857	142,798	9,299	34,390,663
Craig Rohr	102,843,848	151,766	9,340	34,390,663
Linda Whitley-Taylor	102,849,072	146,563	9,319	34,390,663

Proposal No. 2    Ratification of Appointment of Independent Registered Public Accounting Firm.

The stockholders ratified the appointment of the firm Ernst & Young, LLP as the Company's independent registered public accounting firm for the year ended December 31, 2021.

For	Against	Abstain
136,470,541	900,949	24,127

Proposal No. 3    Approval of the Benson Hill, Inc. 2022 Employee Stock Purchase Plan.

The stockholders approved the Benson Hill, Inc. 2022 Employee Stock Purchase Plan.

For	Against	Abstain	Broker Non-Votes
102,704,987	288,321	11,646	34,390,663

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENSON HILL, INC.

By:	/s/ Dean Freeman
Dean Freeman
Chief Financial Officer
Date: June 13, 2022